Exhibit 10.1

FORD MOTOR COMPANY
DEFINED BENEFIT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As applicable to retirements of Eligible Executives on or after January 1, 19921
Amended and Restated Effective as of March 14, 2024

Section 1. Introduction

On January 1, 1985, the Company established this Plan for the purpose of providing employees on U.S. payroll, who are Eligible Executives, hired or rehired prior to January 1, 2004, with a monthly Supplemental Benefit for life in the event of such Eligible Executive’s retirement from employment with the Company under certain circumstances. The Plan also provides for the award of Conditional Annuities and Pension Parity Benefits to selected Eligible Executives under certain circumstances. Effective March 14, 2024, this Plan is closed to new entrants.

Section 2. Definitions

As used in the Plan, the following terms shall have the following meanings, respectively:

2.01    “Affiliate” shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

2.02    “Annual Incentive Compensation Plan” shall mean the Annual Incentive Compensation Plan of Ford Motor Company, as amended.
2.03    “BEP” shall mean the Ford Motor Company Benefit Equalization Plan, as amended.
2.04    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.05    “Committee” shall mean Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer’s functional equivalent), and such person or persons to whom the Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer delegate authority to administer the Plan.

2.06    “Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.07    “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Ford Motor Company.

1 See Appendix A for provisions applicable to retirements of Eligible Executives on or after January 1, 1985 and prior to January 1, 1992 or retirements of Eligible Executives from certain former Company Affiliates.

2.08    “Conditional Annuity” or “Conditional Annuities” shall mean the benefit(s) payable under this Plan as determined in accordance with Section 4.

2.09    “Credited Service” shall mean, without duplication, the Eligible Executive’s years and any fractional year of credited service under all Retirement Plans at the earlier of the Eligible Executive’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.

2.10“Designated Beneficiary” shall mean the beneficiary or beneficiaries designated by an Eligible Executive or Eligible Retired Executive in a writing filed with the Company (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe) to receive, in the event of the death of the Eligible Executive or Eligible Retired Executive, the Death Benefits provided in Section 4.04. An Eligible Executive or Eligible Retired Executive shall be deemed to have designated as beneficiary or beneficiaries under the Plan the person or persons who receive such Eligible Executive's or Eligible Retired Executive's life insurance proceeds under the Company-paid Basic Life Insurance Plan, unless such Eligible Executive or Eligible Retired Executive shall have assigned such life insurance proceeds, in which event the Death Benefits shall be paid to such assignee; provided, however, that if the Eligible Executive or Eligible Retired Executive shall have filed with the Company a written designation of a different beneficiary or beneficiaries under the Plan, such beneficiary form shall control. An Eligible Executive or Eligible Retired Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any testamentary or other disposition; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive any payment under the Plan, the same may be paid to the legal representatives of the Eligible Executive or Eligible Retired Executive, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

2.11“Disability Retirement” shall mean an Eligible Executive's retirement from the Company on or after reaching at least 10 years of service and becoming “totally and permanently disabled” as defined under the GRP.

2.12“Early Retirement” shall mean an Eligible Executive's retirement from the Company before reaching age 65 and on or after reaching age 55 with at least 10 years of Credited Service.

2.13“Eligible Executive(s)” shall mean a Company employee in Leadership Level Four or above on U.S. payroll as of March 14, 2024, and at all times thereafter, or its equivalent.

2.14“Eligible Retired Executive” shall mean:

(a)with respect to Supplemental Benefits, an Eligible Executive who

(i)retires directly from Company employment with Company approval on Normal Retirement, Disability Retirement, or Early Retirement;

(ii)will receive a normal, disability or early retirement benefit under one or more Retirement Plans;

(iii)has at least ten years of Credited Service without duplication under all Retirement Plans; and

(iv)has at least five years of Eligibility Service immediately preceding retirement.

Except in the case of an Eligible Executive who has not incurred a Separation From Service with the Company, the eligibility condition set forth in Subsection (iv) of this Section 2.14 may be waived (i) in the case of a Leadership Level One employee, by the Compensation Committee, and (ii) in the case of any other employee, by the President and Chief Executive Officer.

(b)with respect to Conditional Annuity awards and Pension Parity Benefits, an Eligible Executive (other than an Eligible Executive in Leadership Levels Four through Two, or such Eligible Executive’s equivalent) who meet the conditions set forth in sections (a)(i), (ii), (iii), and (iv) immediately preceding this paragraph.

2.15“Eligible Surviving Spouse” shall mean, for purposes of the Pension Parity Surviving Spouse Benefit, an individual to whom an Eligible Retired Executive legally is married under the laws of the state or foreign jurisdiction where the marriage took place prior to such Retired Executive’s benefit commencement date and for at least one year as of the date of the Retired Executive’s death.

2.16“Eligibility Service” shall mean Company service while an Eligible Executive.

2.17“ESAP” shall mean the Ford Motor Company Executive Separation Allowance Plan, as amended.

2.18“Final Five Year Average Base Salary” shall mean the average of the final five year-end Monthly Base Salaries immediately preceding retirement or the first date after the Freeze Date if earlier.

2.19“Final Three Year Average Base Salary” shall mean the average of the final three year-end Monthly Base Salaries immediately preceding retirement or death of the Eligible Retired Executive.

2.20“Freeze Date” shall mean the later of December 31, 2019, or the end of the month during which the Eligible Executive reaches 35 years of Credited Service.

2.21“GRP” shall mean the Ford Motor Company General Retirement Plan, as amended.

2.22“Monthly Base Salary” shall mean the monthly base salary paid to an Eligible Executive on December 31, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3) applies or (ii) which provides for the elective deferral of compensation. It does not include supplemental compensation or any other kind of extra or additional compensation.

2.23“Named Executive Officer(s)” shall mean any Chief Executive Officer that served during the last completed fiscal year, any Chief Financial Officer that served during the last completed fiscal year, the next three most highly compensation executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among the most three highly compensated executive officers had they been executive officers at the end of the previous fiscal year end.

2.24“Normal Retirement” shall mean an Eligible Executive's retirement from the Company on or after reaching age 65 with at least 10 years of Credited Service.

2.25“Pension Parity Benefit(s)” shall mean benefits payable under this Plan as determined in accordance with Section 5.

2.26“Pension Parity Surviving Spouse Benefit(s)” shall mean benefits payable under this Plan to an Eligible Surviving Spouse as determined in accordance with Section 5.03.

2.27“Plan” shall mean the Ford Motor Company Defined Benefit Supplemental Executive Retirement Plan, as amended.

2.28“Plan Administrator” shall mean such person or persons to whom the Committee shall delegate authority to administer the Plan, who does not already act as a Committee member.

2.29“Retirement Plans” shall mean the GRP or any other retirement pension plan to which the Company contributes.

2.30“Separation From Service” shall be determined to have occurred on the date on which an Eligible Executive incurs a “separation from service” within the meaning of Code Section 409A.

2.31“SERP Benefit(s)” shall mean any Conditional Annuities, Pension Parity Benefits, Supplemental Benefits and/or Special Supplemental Benefits payable under this Plan.

2.32“Special Supplemental Benefit(s)” shall mean benefits payable under this Plan as determined in accordance with Section 3.03.

2.33“Specified Employee” shall mean an employee of the Company who is a “Key Employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of “Specified Employee” on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.34“SRP” shall mean the Ford Motor Company Select Retirement Plan, as amended.
2.35“Subsidiary” or “Subsidiaries” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity, a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified, or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

2.36“Supplemental Benefit(s)” shall mean benefits payable under this Plan as determined in accordance with Section 3.

2.37“Totally and Permanently Disabled” shall mean an Eligible Executive who:

(a)is not engaged in regular employment or occupation for remuneration or profit (including employment with the Company and/or its Subsidiaries, but excluding employment or occupation which the Plan Administrator determines to be for purposes of rehabilitation);

(b)is determined by the Plan Administrator, on the basis of medical evidence, to be totally disabled by bodily injury or disease so as to be prevented thereby from engaging in any regular occupation with the Company, where such disability has been continuous for at least 5 months, and where the Plan Administrator determines such disability will be permanent and continuous during the remainder of such Eligible Employee's life; and

(c)has earned at least 10 years of Credited Service.

Section 3. Supplemental Benefits

3.01Eligibility. An Eligible Retired Executive shall be eligible to receive a Supplemental Benefit as provided herein.

3.02Amount of Supplemental Benefit.

(a)Subject to any reductions pursuant to Subsection (b) below and to any limitations and reductions pursuant to other provisions of the Plan, the monthly Supplemental Benefit shall be an amount equal to the Eligible Executive's Final Five Year Average Base Salary multiplied by the Eligible Executive's years of Credited Service, and further multiplied by the Applicable Percentage based on the Eligible Executive's position or salary grade immediately preceding retirement, as follows:

For retirements on or after January 1, 1992, but prior to August 1, 1995:

Status at Retirement	Applicable Percentage
Chairman, Vice Chairman, President	.90%
Executive Vice President	.80%
Vice President	.70%
Non-Vice Presidents
- Salary Grade 21, 20, 19.60%
- Salary Grade 18, 17, 16.40%
- Salary Grade 15, 14, 13.20%

For retirements on or after August 1, 1995, but prior to February 1, 2000:

Status at Retirement	Applicable Percentage
Vice President Band
-Chairman, Vice Chairman, President	.90%
-Executive Vice President	.80%
-Group Vice President	.75%
-Vice President	.70%
Non-Vice President
-General Executive Band	.60%
-Executive Band	.40%
-Salary Grade 15, 14, 13.20%

For retirements on or after February 1, 2000, but prior to January 1, 2017:1

Status at Retirement	Applicable Percentage
Leadership Level One
-Executive Chairman, Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer	.90%
-Executive Vice President	.80%
-Group Vice President	.75%
-Vice President	.70%
Leadership Level Two[1]
-Standard Benefit	.40%
-Non-standard Benefit[2]	.60%
Leadership Level Three	.20%
Leadership Level Four	.20%

For retirements on or after January 1, 2017 but prior to January 1, 2022:

Status at Retirement	Applicable Percentage
Leadership Level One
- Executive Chairman, Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer	.90%
- Executive Vice President	.80%
- Group Vice President	.75%
- Vice President	.70%
Leadership Level Two	.40%
Leadership Level Three	.20%
Leadership Level Four	.20%

____________________________________________
1 General Executive Band Eligible Executives who, on or after January 1, 2000 were reclassified as Leadership Level Two Employees, shall retain entitlement to the .60% Applicable Percentage regardless of the reclassification.
2 The non-standard benefit was available for Leadership Level Two Eligible Executives only upon approval of the Executive Chairman, Executive Vice President and Chief Financial Officer and Group Vice President - Human Resources and Corporate
Services (or in the event of a change in title, such officer’s functional equivalent).

For retirements on or after January 1, 2022, Reward Band will be used to determine Leadership Level One’s Applicable Percentage:

Status at Retirement	Applicable Percentage
Leadership Level One
-Reward Band 0.90%
-Reward Band 1.80%
-Reward Band 2.75%
-Reward Band 3.70%
-Reward Band 4.70%
Leadership Level Two	.40%
Leadership Level Three	.20%
Leadership Level Four	.20%

(b)For an Eligible Retired Executive who shall commence Supplemental Benefits before age 62, the monthly Supplemental Benefit payable hereunder shall equal the amount calculated in accordance with the immediately preceding Subsection (a) reduced by 5/18 of 1% multiplied by the number of months from the later of the date the Supplemental Benefit commences or age 55 in the case of earlier receipt as a result of an Eligible Retired Executive becoming Totally and Permanently Disabled to the first day of the month after the Eligible Retired Executive would attain age 62.

3.03Special Supplemental Benefits. In addition to any other Supplemental Benefits provided under this Plan, the Company may, in its sole discretion, provide Special Supplemental Benefits to certain Eligible Executives. Special Supplemental Benefits provided to Eligible Executives whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix B. Special Supplemental Benefits provided to Eligible Executives who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office. Any Special Supplemental Benefits provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Section 3.04.

3.04Payments.

(a)Subject to the earning out provisions of Section 6, Supplemental Benefits, in the amount determined under Section 3.02, shall be payable out of the Company's general funds monthly beginning:
(i)    for distributions that commenced prior to January 1, 2005, on the first day of the month when the Eligible Retired Executive's retirement benefit under any Retirement Plan or under the Company's ESAP begins;

(ii)    for distributions commencing on or after January 1, 2005, on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Retired Executive has a

Separation From Service or is determined to be Totally and Permanently Disabled.
(b)    Notwithstanding any other provision of the Plan to the contrary, but subject to the earning out provisions of Section 6, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Supplemental Benefit to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following such Specified Employee’s Separation From Service. Any Supplemental Benefit payments to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service. Any payment delayed under this Section shall not bear interest.
(c)Payments to an Eligible Retired Executive hereunder shall cease at the end of the month in which the Eligible Retired Executive dies.

Section 4. Conditional Annuities

4.01Eligibility. Prior to January 1, 2017, the Company may, in its discretion, award to an Eligible Executive (other than an Eligible Executive in Leadership Levels Four through Two or its equivalent) additional retirement income in the form of a Conditional Annuity.

Effective as of January 1, 2017, no new Conditional Annuities shall be awarded under this Plan.

4.02Amount of Conditional Annuity.

(a)In determining the amount of any Conditional Annuity to be awarded to an Eligible Executive for any year, the Compensation Committee shall consider the Company's profit performance and the amount that is awarded to such Eligible Executive for such year under the Annual Incentive Compensation Plan. Awards shall be made only for years in which the Compensation Committee has decided, for reasons other than individual or corporate performance or termination of employment, to make an award to an Eligible Executive under the Annual Incentive Compensation Plan which is less than would have been awarded if the historical relationship to awards to other executives had been followed.

(b)The aggregate annual amount payable under the Conditional Annuities awarded to any Eligible Executive shall not exceed an amount equal to the Applicable Percentage of the average of such Eligible Executive's Final Three Year Average Base Salary, determined in accordance with the following table:

             Applicable Percentage
    Number of Years for    Chairman,    All Other
    which a Conditional    Vice Chairman    Eligible
    Annuity is awarded     and President    Executives

     1         30%     20%
     2         35     25
     3        40     30
     4        45     35
     5 or more     50      40

The percentage shall be reduced pro rata to the extent that service at retirement is less than 30 years.

4.03Payments.

(a)Subject to the earning out provisions of Section 6, Conditional Annuities, in the amount determined under Section 4.02, shall be payable to an Eligible Executive out of the Company's general funds monthly beginning:

(i)for distributions that commenced prior to January 1, 2005, on the first day of the month when the Eligible Retired Executive's retirement benefit under any Retirement Plan or under the Company's ESAP begins; or

(ii)for distributions commencing on or after January 1, 2005, on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Retired Executive has a Separation From Service or is determined to be Totally and Permanently Disabled.

(b)Notwithstanding any other provisions of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Conditional Annuities to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following the Separation From Service. Any Conditional Annuity payments to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service. The payment delayed under this Section shall not bear interest.

(c)Except as provided in Section 4.04, payments with respect to an Eligible Retired Executive hereunder shall cease at the end of the month in which such Eligible Retired Executive dies.

(d)For an Eligible Executive who retires before age 65, the monthly payment under any Conditional Annuity awarded to such Eligible Executive shall equal the actuarial equivalent (based on factors determined by the

Company's independent consulting actuary) of the monthly amount payable for retirement at age 65.

4.04Death Benefits.

(a)Upon death before retirement but at or after age 55, the Eligible Executive's Designated Beneficiary shall be paid a lump sum equal to 30 times (representing 30 months) the aggregate monthly amount payable under such Eligible Executive's Conditional Annuities if the Eligible Executive had been age 55 at death, increased by one-third of one month for each full month by which such Eligible Executive's age at death shall exceed age 55. Such lump sum payment shall be paid as soon as reasonably practicable following the date of the Eligible Executive's death.

(b)If death occurs within 120 months following retirement, the monthly payments under the Conditional Annuity shall be continued to the Designated Beneficiary for the remaining balance of the 120 month period following retirement. Notwithstanding the preceding sentence, if the Designated Beneficiary should die prior to receiving all of the remaining monthly payments, any remaining monthly payments under the Conditional Annuity shall cease.

Section 5. Pension Parity Benefits

5.01Eligibility. For retirements on or after October 1, 1998, an Eligible Retired Executive at Ford Motor Company (U.S.) or Ford Motor Credit Company (U.S.) who held the position of a Leadership Level One at Ford Motor Company (U.S.) immediately prior to retirement and who had service with a subsidiary, including an international subsidiary, at any time prior to becoming an employee of Ford Motor Company (U.S.) or Ford Motor Credit Company (U.S.) shall be eligible to receive a Pension Parity Benefit as provided below. Pension Parity Benefits shall only be awarded to an Eligible Retired Executive who held the position of a Leadership Level One, or its equivalent, on U.S. payroll as of March 14, 2024 and at all times thereafter.

5.02Amount of Pension Parity Benefit.

(a)The monthly Pension Parity Benefit shall be an amount equal to the difference between (i) and (ii), where (i) is the amount of the monthly retirement benefit which would be payable under the GRP, the Supplemental Benefit and/or Conditional Annuity under this Plan, the ESAP, the BEP, and the SRP if all of the Eligible Retired Executive's years of service (up to 35 years) under the GRP/ESAP/BEP/SRP and each of the subsidiary's retirement plans were counted as years of contributory service under the GRP/ESAP/BEP/SRP and (ii) is the amount of monthly retirement benefit that is or was payable under the GRP/ESAP/BEP/SRP, under the subsidiary's retirement plans, under this Plan as a Supplemental Benefit or a Conditional Annuity, if applicable, or under any other plan sponsored by a subsidiary which provided pension-type benefits (and, if such benefits were paid (a) in an involuntary lump sum payment as a termination benefit, this Plan shall convert the lump sum payment into an actuarial equivalent annuity (as determined by an independent actuary appointed by Ford Motor Company) payable at age 65 to the Eligible Retired Executive, (b) in a voluntary distribution of a lump sum benefit, the amount of monthly retirement benefit payable under (ii) above shall be the monthly annuity payment the Eligible Retired Executive would have received had the lump sum distribution not occurred, or (c) as was otherwise required pursuant to a qualified domestic relations order for purposes of determining the appropriate offset).

(b)For purposes of determining the amount of an Eligible Retired Executive's Pension Parity Benefit, the Eligible Retired Executive shall be treated as if such Eligible Retired Executive elected to receive a GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP if married as of the date such Eligible Retired Executive retired from the Company, or the single life annuity form of benefit under the GRP if unmarried (including, a divorced or widowed Eligible Retired Executive) as of the date such Eligible Retired Executive retired from the Company. The amount of any Pension Parity Benefit payable to an Eligible Retired Executive whose benefit under the ESAP is not offset or reduced by the amount of any GRP benefit payable to such Eligible Retired Executive prior to age 65 shall be increased upon the Eligible Retired Executive's attainment of age 65 to reflect an unreduced normal retirement benefit under the GRP.

5.03Pension Parity Surviving Spouse Benefits.

(a)An Eligible Surviving Spouse shall be entitled to receive a monthly Pension Parity Surviving Spouse Benefit upon the death of the Eligible Retired Executive in an amount equal to the difference between (i) and (ii), where (i) is the actuarial equivalent (as determined by an independent actuary appointed by Ford Motor Company) of the amount of the monthly survivor's benefit that would be payable under the GRP, the ESAP, the BEP, and the SRP if all of the Eligible Retired Executive's years of service (up to 35 years) under the GRP/ESAP/BEP/SRP and each of the subsidiary's retirement plans were counted as years of contributory service under the GRP/ESAP/BEP/SRP and (ii) is the actuarial equivalent (under the actuarial method described in (i) above) of the aggregate amount of the monthly survivor's benefits that are or were payable under (a) the GRP/ESAP/BEP/SRP, (b) Section 4.04 as a death benefit if the Designated Beneficiary were the Eligible Surviving Spouse, (c) the subsidiary's retirement plans, or (d) any other plan sponsored by a subsidiary which provided pension-type survivor benefits (and, if such benefits were paid in a voluntary distribution of a lump sum benefit, the amount of monthly survivor’s benefit payable under (ii) above shall be the monthly survivor benefit payment the Eligible Surviving Spouse would have received had the lump sum distribution not occurred). For purposes of determining the amount of any Pension Parity Surviving Spouse Benefit, the Eligible Retired Executive shall be treated as if such Eligible Retired Executive elected to receive a GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP.

(b)If an Eligible Retired Executive dies prior to reaching age 65, such monthly Pension Parity Surviving Spouse Benefit shall commence on, or as soon as reasonably practicable after, the first day of the month following the month in which the Eligible Retired Executive would have reached age 65. If an Eligible Retired Executive dies after reaching age 65, such monthly Pension Parity Surviving Spouse Benefit shall commence as soon as reasonably practicable following the date of the Eligible Retired Executive's death. Monthly Pension Parity Surviving Spouse Benefits payable pursuant to this Section 5.03 shall continue until the Eligible Surviving Spouse dies.
5.04Payment.

(a)Subject to the earning out provisions of Section 6, the Pension Parity Benefit, in the amount determined under Section 5.02, shall be payable to an Eligible Retired Executive out of the Company's general funds monthly beginning:

(i)for distributions that commenced prior to January 1, 2005, on the first day of the month when the Eligible Retired Executive's retirement benefit under any Retirement Plan commences; or

(ii)for distributions commencing on or after January 1, 2005, on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Retired Executive has a Separation From Service or is determined to be Totally and Permanently Disabled.

(b)Notwithstanding any other provisions of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Pension Parity benefit to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following Separation from Service. Any Pension Parity Benefit payments to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on, or as soon as reasonably practicable after, the first day of the seventh month following such Separation From Service. The payment delayed under this Section shall not bear interest.
(c)Pension Parity Benefit payments to an Eligible Retired Executive shall cease at the end of the month in which the Eligible Retired Executive dies. The Pension Parity Surviving Spouse Benefit, in the amount determined under Section 5.03, shall be payable out of the Company's general funds monthly beginning on the first day of the month following the Eligible Retired Executive's death. Pension Parity Surviving Spouse Benefits paid to an Eligible Surviving Spouse shall cease at the end of the month in which the Eligible Surviving Spouse dies.

Section 6. Earning Out Conditions

Notwithstanding anything in the Plan to the contrary, the right of any Eligible Retired Executive to receive SERP Benefits hereunder for any month shall accrue, and such payments shall be payable (subject to Sections 3.03, 4.03 or 5.04, as applicable), only if, during the entire period from the date of such Eligible Retired Executive’s Separation From Service to the end of such month, in which payment otherwise would be made, such Eligible Retired Executive shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof.

In the event of an Eligible Retired Executive's nonfulfillment of the condition set forth in the immediately preceding paragraph, no further payment shall be paid to such Eligible Retired Executive, such Eligible Retired Executive’s Designated Beneficiary or Eligible Surviving Spouse, as applicable; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of, or subsequent to, termination of the Eligible Retired Executive’s employment) be waived in the following manner:

(a)with respect to any such Eligible Retired Executive who, at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, such waiver may be granted by the Compensation Committee upon its determination that, in its sole discretion, that there shall not have been, and will not be, any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition; and

(b)with respect to any other such Eligible Retired Executive, such waiver may be granted by the Committee upon its determination that, in its sole discretion, that there shall not have been and will not be any such substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such conditions.

Notwithstanding anything to the contrary herein, SERP Benefits shall not be paid to, or with respect to, any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of the Eligible Retired Executive’s employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation Committee with respect to any Eligible Retired Executive who, at any time, shall have been a member of the Board of Directors, a Leadership Level One employee or a Named Executive Officer, and (ii) the Committee with respect to any other Eligible Retired Executive, and shall apply to any amounts payable after the date of the applicable committee's action hereunder, regardless of whether the Eligible Retired Executive has commenced receiving any benefits hereunder. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the preceding paragraphs of this Section and shall not be subject to any determination under this paragraph.

Section 7. General Provisions

7.01Plan Administration and Interpretation.

(a)Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to any person under the Plan, and no person shall be eligible for any benefit under the Plan that would be inconsistent with such terms.

(b)Except as otherwise provided, full authority to administer and interpret this Plan shall be vested in the Committee. The Committee is authorized, in its sole discretion, from time to time, to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such actions in connection with, the Plan as it deems necessary or advisable. Each determination, interpretation, or other action hereunder by the Committee shall be final, binding and conclusive upon all persons for all purposes under the Plan. The Committee may act, in its sole discretion, to delegate administrative and interpretative authority under this Section to the Plan Administrator.

(c)In the event that an Article, Section or paragraph of the Code, Treasury Regulations, or Retirement Plans is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

7.02Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer’s functional equivalent) may act individually to delegate authority to administrative personnel for purposes of paying benefits under the Plan to any person.

7.03Deductions. The Company may deduct from any payment of SERP Benefits to an Eligible Retired Executive, Designated Beneficiary or Eligible Surviving Spouse, any and all amounts owed to it by such Eligible Retired Executive, Designated Beneficiary, or Eligible Surviving Spouse for any reason, and all taxes required by law or government regulation to be deducted or withheld.
7.04Tax Liabilities. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of SERP Benefits provided under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.
7.05No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Eligible Executives; it is not a part of any contract of employment. No Eligible Executive, Designated Beneficiary, Eligible Surviving Spouse or any other person shall have any legal or other right to any benefit under this Plan.
7.06SERP Benefits Not Funded. The Company’s obligations under this Plan shall not be funded. SERP Benefits under this Plan shall be payable only out of the general funds of the Company.
7.07Governing Law. Except as otherwise provided under Federal law, the Plan and all rights thereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan.

7.08Amendment or Termination. The Company shall have the right to amend, modify, discontinue or terminate this Plan, in whole or in part, at any time, without notice; provided, however, that no distribution of SERP Benefits shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met. Notwithstanding anything to the contrary herein, benefits payable under this Plan remain subject to the claims of the Company’s general creditors at all times.

7.09Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable Retirement Plans.

7.10No Alienation of Benefits. An Eligible Executive may not assign or alienate any SERP Benefits, and the Plan will not recognize a domestic relations order that purports to assign any SERP Benefit to another person.

7.11Recovery of Overpayment. Any individual shall repay promptly any and all SERP Benefits received by the individual to which the individual is not entitled. Written notice of any overpayment, the amount owed and actions that may be taken in connection with the overpayment will be sent to the individual. If an individual fails to make timely repayment, this Plan shall proceed to recover the overpaid amount. This Plan reserves the right to initiate formal recovery action through the use of a collection agency or through any applicable legal proceedings.

Section 8. Code Section 409A

(a)All benefits provided under the Plan are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure benefits provided under the Plan are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder.

(b)In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of any SERP Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral of any Plan benefits under Code Section 409A.

(d)In the event an Eligible Executive or Eligible Retired Executive who is receiving, or is entitled to receive, SERP Benefits is reemployed following a Separation From Service, distribution of any SERP Benefits shall not cease or be deferred upon such Eligible Executive's or Eligible Retired Executive's reemployment.
(e)After receipt of any benefits under the Plan, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Executive, Eligible Surviving Spouse, Designated Beneficiary, or other person shall have any further claims against the Plan or the Company with respect to Plan benefits.

Section 9. Claim for Benefits

9.01Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the Plan Administrator. If a claim for benefits or participation is denied in whole or in part by the Plan Administrator, the claimant will receive written notification within 90 days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the claimant. If the Plan Administrator determines that an extension of time to consider a claim and render a decision is needed, written notice of the extension shall be furnished to the claimant as soon as practical.
9.02Review of Denial of Claim. In the event that the Plan Administrator denies a claim for benefits or participation, the claimant may request a review by filing a written appeal. If the appeal is from an active Leadership Level One employee, a Named Executive Officer or any individual who, at any time, shall have been a member of the Board of Directors, the appeal will be heard by the Compensation

Committee. If the appeal is from any other appellant, the appeal will be heard by the Committee. All appeals must be filed within sixty (60) days of the date of the written notification of denial. The appeal will be considered and a decision shall be rendered within 90 days from the date the appeal is received. Under special circumstances, an extension of time to consider the appeal and render a decision may be needed, in which case a decision shall be rendered as soon as practical. In the event such an extension of time is needed to consider the appeal and render a decision, written notice of such time extension shall be provided to the appellant.
9.03Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the appellant. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.
9.04Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claim and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the date of the denial of the appeal. No other action may be brought against the Plan more than six (6) months after the date of the last action that gave rise to the claim.

9.05Venue. An individual shall only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan.

Appendix A

    Applicable to retirements of Eligible Executives on or after January 1, 1985 but prior to January 1, 1992, or retirements of Eligible Executives from certain former Company Affiliates.

    Section 1. Definitions. The terms used in this Appendix shall have the same meaning as those in the Supplemental Executive Retirement Plan, except as follows:

1.01    “Contributory Service” shall mean without duplication, the Eligible Executive’s years and any fractional year of contributory service under all Retirement Plans at the earlier of the Eligible Executive’s termination of employment or the Freeze Date, not exceeding one year for any calendar year.

1.02    “Eligible Executive” shall mean a person who is the Chairman of the Board and Chief Executive Officer, an Executive Vice President or a Vice President of the Company (excluding any such person who is an employee of a foreign Affiliate of the Company) or a Company employee in Salary Grade 13 or its equivalent or above (Salary Grade 20 or its equivalent or above for Company employees prior to January 1, 1989).

    Section 2. Supplemental Benefits.

2.01 Eligibility. An Eligible Retired Executive shall be eligible to receive a Supplemental Benefit as provided herein.

    2.02     Amount of Supplemental Benefit.

    (a) Subject to any reductions pursuant to Subsection (b) below and to any limitations and reductions pursuant to other provisions of the Plan, the monthly Supplemental Benefit shall be an amount determined as follows:

(i) For those employees who were Eligible Executives on or after January 1, 1989 and retired prior to January 1, 1992, an amount equal to the Eligible Executive's Final Five Year Average Base Salary multiplied by the Eligible Executive's years of Contributory Service, and further multiplied by the Applicable Percentage based on the Eligible Executive's position or salary grade immediately preceding retirement and on when the Contributory Service occurred, as follows:

        Status at Retirement     Applicable Percentage
Contributory    Contributory
Service     Service
            before 1/1/89    from 1/1/89
        Chairman, Vice Chairman,
         President    .60%     .90%
        Executive Vice President    .50%     .80%
        Vice Presidents
         Salary Grade 23    .40%     .70%
         Salary Grade 22    .40%     .70%
         Salary Grade 21    .40%     .70%
         Salary Grade 20    .40%     .70%

Non-Vice Presidents
         Salary Grade 21    .30%     .60%
         Salary Grade 20    .30%     .60%
         Salary Grade 19    .30%     .60%
         Salary Grade 18, 17, 16    .20%     .40%
         Salary Grade 15, 14, 13    .10%     .20%

(ii) For those employees who were Eligible Executives prior to January 1, 1989 and who retired prior to January 1, 1992, the greater of (A) or (B):

(A) the Eligible Executive's Final Five Year Average Base Salary multiplied by the Eligible Executive's Credited Service, and further multiplied by the Applicable Percentage based on the Eligible Executive's position or salary grade immediately preceding retirement, as follows:

    Status at Retirement    Applicable Percentage

Chairman, Vice Chairman,
         President     .50%
Executive Vice President     .40%
Vice President
         Salary Grade 23     .35%
         Salary Grade 22     .30%
         Salary Grade 21     .25%
         Salary Grade 20     .20%
Non-Vice Presidents
         Salary Grade 21     .25%
         Salary Grade 20     .20%

(B) the Eligible Executive's Final Five Year Average Base Salary multiplied by the Eligible Executive's Contributory Service, and further multiplied by the Applicable Percentage set forth in Section (a)(i) above based on the Eligible Executive's position or salary grade immediately preceding retirement and on when the Contributory Service occurred.

    (b) For an Eligible Retired Executive who shall commence Supplemental Benefits before age 62 the monthly Supplemental Benefit payable hereunder shall equal the amount calculated in accordance with the immediately preceding Subsection (a) reduced by 5/18 of 1% multiplied by the number of months from the later of the date the Supplemental Benefit commences or age 55 in the case of earlier receipt as a result of an Eligible Retired Executive becoming Totally and Permanently Disabled to the first day of the month after the Eligible Retired Executive would attain age 62.

    Section 3. Former Affiliates and Former Employees.

    3.01 Ford Aerospace Corporation. An employee of Ford Aerospace Corporation who was a Vice President of Ford Motor Company as of April 1, 1985 and retired May 1, 1985 shall be deemed to be an Eligible Executive under the Plan only for Supplemental Benefits and shall be eligible to receive such benefits under the Plan based on Credited Service under the Salaried Retirement Plan of Ford Aerospace Corporation.

    3.02 Ford New Holland, Inc. The following shall be applicable to former employees of Ford Tractor Operations who were transferred to Ford New Holland (FNH) and who participated in the GRP for service through December 31, 1989 (“FNH Employees”).

    (a) Retirement-Eligible FNH Employees as of January 1, 1989.

    A FNH Employee who was eligible to retire under the GRP on or prior to January 1, 1989, and who was in a position equivalent to a Salary Grade 13 or above on December 31, 1989, and who retires directly from FNH shall be deemed to be an Eligible Executive under the Plan only for Supplemental Benefits and shall receive such benefits as are applicable under the terms of the Plan in effect at the date of retirement, if retired prior to January 1, 1992, or the terms of the Plan in effect on January 1, 1992, if retired on or after January 1, 1992; provided, however, that for purposes of calculating the Supplemental Benefit, the Plan shall use (i) the employee's position or salary grade at FNH as of December 31, 1989; (ii) the Final Five Year Average Base Salary immediately preceding retirement of the Eligible Executive from FNH; and (iii) the employee's Credited Service or Contributory Service, as applicable, as of December 31, 1989.

    (b) Non-Retirement Eligible Employees as of January 1, 1989.

    A FNH Employee who was not eligible to retire under the GRP on or prior to January 1, 1989, and who was in a position equivalent to a Salary Grade 13 or above on December 31, 1989, and who retires directly from FNH shall be deemed to be an Eligible Executive under the Plan only for Supplemental Benefits and shall receive such benefits as are applicable under the terms of the Plan in effect as of January 1, 1989; provided, however, that for purposes of calculating the Supplemental Benefit, the Plan shall use (i) the employee's position or salary grade at FNH as of December 31, 1989; (ii) the Final Five Year Average Base Salary as of January 1, 1989; and (iii) the employee's Contributory Service as of December 31, 1989.

    3.03 Sale of Favesa Operations to Lear Seating Corporation. An Eligible Executive whose employment was transferred to Lear Seating Corporation by reason of the sale of a portion of Plastic and Trim Product Division's seat operations to Lear on November 1, 1993 and who was eligible to retire under the terms of the GRP as of December 31, 1993, shall retain eligibility to receive a Supplemental Benefit, and shall receive such benefits as are applicable under the terms of the Plan in effect as of December 31, 1993; provided, however that for purposes of calculating the Supplemental Benefit, the Plan shall use (i) the employee's position or salary grade with the Company as of December 31, 1993; (ii) the Final Five Year Average Base Salary as of December 31, 1993; and (iii) the employee's Credited Service as of December 31, 1993.

    3.04 Transition of Jaguar/Landrover Employee to Tata Motors. An Eligible Executive whose employment was transferred to Tata Motors by reason of the sale of the assets of Jaguar/Landrover divisions to Tata Motors on January 1, 2009 and who was eligible to retire under the terms of the GRP as of December 31, 2008, shall retain eligibility to receive a Supplemental Benefit, and shall receive such benefits as are applicable under the terms of the Plan in effect as of December 31, 2008; provided, however that for purposes of calculating the Supplemental Benefit, the Plan shall use (i) the employee's position or salary grade with the Company as of December 31, 2008; (ii) the Final Five Year Average Base Salary as of December 31, 2008; and (iii) the employee's Credited Service as of December 31, 2008.

    3.05 Visteon Corporation. The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 (“U.S. Visteon Employees”) and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

    (a)    Group I and Group II Employees.

    For purposes of this paragraph, a “Group I Employee” shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A “Group II Employee” shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive a Supplemental Benefit and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting eligibility criteria as of July 1, 2000 and Credited Service on July 1, 2000 and the Final Five Year Average Base Salary in effect immediately preceding the earlier of the first date after the Freeze Date, or the Group I or Group II Employee’s retirement date.
(b)    Group III Employees.

    For purposes of this paragraph, a “Group III Employee” shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employee. The Plan shall have no liability for any benefits payable to Group III Employees who were otherwise eligible hereunder with respect to Credited Service prior to July 1, 2000 on or after July 1, 2000.

    Section 4. General. Except as otherwise provided in this Appendix A, the terms of the Plan applicable to retirements of Eligible Executives on or after January 1, 1992 shall be applicable to the retirements of Eligible Executives on or after January 1, 1985 but prior to January 1, 1992.

Appendix B
Special Supplemental Benefits

Named Executive Officers

Section 1. Special Supplemental Benefits Based on Notional Service and Salary. Special Supplemental Benefits will be provided to each Eligible Executive listed in Subsection 1.03 below for the period of time during which such Eligible Executive did not receive a cash base salary from the Company by determining the Supplemental Benefits that otherwise would have been provided to such Eligible Executive for such period using notional service and salary as follows; provided that, in no event shall an Eligible Executive receive both Supplemental Benefits and Special Supplemental Benefits for the same period of service. For purposes of determining the benefits described in this Appendix, the Freeze Date is determined after including the notional years of service. For Separations From Service after the Freeze Date, in no event shall the Eligible Executive receive benefits under this Plan based on years of service earned or salary paid after the Freeze Date.

1.01 Credited Service. Credited Service, if any, for each such Eligible Executive for any period of time during which the Eligible Executive did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the credited service the Eligible Executive would have accrued under the GRP had the Eligible Executive participated in, and accrued credited service under, the GRP during such period of time.

1.02 Monthly Base Salary. Monthly Base Salary for each such Eligible Executive shall be determined by the Committee, in its sole discretion, based on a notional monthly base salary for the period of time during which the Eligible Executive did not receive a cash base salary.

1.03 Affected Eligible Executives. The following Eligible Executives' Special Supplemental Benefits shall be determined in accordance with this Section:

William Clay Ford, Jr.